News Release                                                        Exhibit 99.1
PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA  91221-5050
www.psbusinessparks.com
--------------------------------------------------------------------------------

                                       For Release:    Immediately
                                       Date:           February 16, 2001
                                       Contact:        Mr. Jack Corrigan
                                                       (818) 244-8080, Ext. 663

PS Business Parks, Inc. announces FFO per share of $0.73 for the fourth quarter of 2000 compared to $0.63 in 1999, an increase of 15.9%. For the year, FFO per share was $2.80 in 2000 compared to $2.45 in 1999, an increase of 14.3%. PSB also announced "Same Park" net operating income growth of 9.0% for the quarter and 9.3% for the year.

Glendale, California - PS Business Parks, Inc. (AMEX: PSB), announced today operating results for the fourth quarter and year ending December 31, 2000.

Net income allocable to common shareholders for the fourth quarter of 2000 was $16.2 million or $0.70 per diluted share on revenues of $38.3 million compared to net income allocable to common shareholders of $9.6 million or $0.41 per diluted share on revenues of $34.8 million for the same period in 1999. Net income allocable to common shareholders in the fourth quarter of 2000 included a gain on the Company's investment in Pacific Gulf Properties Inc. ("PAG") of $6.0 million ($7.8 million before minority interest in income) or $0.26 per diluted share. Net income allocable to common shareholders for the year ended December 31, 2000 was $46.1 million or $1.97 per diluted share on revenues of $150.6 million compared to net income allocable to common shareholders of $37.8 million or $1.60 per diluted share on revenues of $128.6 million for the same period in 1999. Net income allocable to common shareholders for the year ended December 31, 2000 included a gain on the Company's investment in PAG and disposition of properties of $6.2 million ($8.1 million before minority interest in income) or $0.26 per diluted share. Net income for the three months and year ended December 31, 1999 included an extraordinary loss on early extinguishment of debt of $195,000 or $0.01 per diluted share.

Funds from operations ("FFO") for the fourth quarter of 2000 were $22.2 million or $0.73 per share compared to $19.5 million or $0.63 per share for the same period in 1999. This represents an increase of 15.9% in FFO per share based on
30.5 million and 31.1 million weighted average shares outstanding during the fourth quarter of 2000 and 1999, respectively. FFO for the year ended December 31, 2000 was $86.0 million or $2.80 per share compared to $76.4 million or $2.45 per share for the same period in 1999. This represents an increase of 14.3% in FFO per share based on 30.7 million and 31.1 million weighted average shares outstanding for the year ended December 31, 2000 and 1999, respectively. FFO and FFO per share exclude gains from dispositions, liquidating distributions and loss on early extinguishment of debt.

The growth in FFO is due to the performance of the Company's "Same Park" operations (see below) combined with income from acquisitions and developments made or completed during 1999 and 2000 and a reduction in the Company's outstanding common shares. The Company's "Same Park" operations continued to benefit from strong demand resulting in increased rental rates and continued high occupancies. The Company also continues to rationalize its cost structure through improving economies of scale and operating efficiencies, resulting in continued improvement in operating margins.

Property Operations
-------------------

In order to evaluate the performance of the Company's overall portfolio, management analyzes the operating performance of a consistent group of 107 properties (10.5 million net rentable square feet). These 107 properties in which the Company currently has an ownership interest (herein referred to as the "Same Park" facilities) have been owned and operated by the Company for the comparable periods. These properties do not include properties that have been sold during the year. The "Same Park" facilities represent approximately 84% of the square footage of the Company's portfolio at December 31, 2000.

Beginning with the first quarter of 2001, the Company will add the 13 properties acquired in 1999 totaling approximately 1.2 million square feet to its "Same Park" facilities. The "Same Park" facilities for 2001 will be approximately 11.7 million square feet and will represent approximately 93% of the square footage of the Company's portfolio at December 31, 2000.

The following tables summarize the pre-depreciation historical operating results of the "Same Park" facilities in addition to information on the entire portfolio, excluding the effects of accounting for rental income on a straight-line basis.

                     "Same Park" Facilities (107 Properties)
                    ---------------------------------------

                                                                     Three Months Ended
                                                                        December 31,
                                                            ------------------------------------
                                                                  2000                1999             Change
                                                            ------------------ -----------------   --------------
 Rental income (1).....................................      $  30,614,000       $  28,203,000          8.5%
 Cost of operations....................................          7,952,000           7,414,000          7.3%
                                                            ------------------ -----------------   --------------
 Net operating income..................................      $  22,662,000       $  20,789,000          9.0%
                                                            ================== =================   ==============

 Gross margin (2)......................................          74.0%               73.7%              0.3%

 Weighted average for period:
 ----------------------------
     Occupancy.........................................          97.4%               96.5%              0.9%
     Annualized realized rent per occupied sq.ft.(3)...         $11.93              $11.09              7.6%

 ................................................................................................................
                                                                        Years Ended
                                                                        December 31,
                                                            ------------------------------------
                                                                  2000                1999             Change
                                                            ------------------ -----------------   --------------

 Rental income (1).....................................      $ 119,632,000       $ 111,334,000          7.5%
 Cost of operations....................................         31,835,000          30,983,000          2.7%
                                                            ------------------ -----------------   --------------
 Net operating income..................................      $  87,797,000       $  80,351,000          9.3%
                                                            ================== =================   ==============

 Gross margin (2)......................................          73.4%               72.2%              1.2%

 Weighted average for period:
 ----------------------------
     Occupancy.........................................          97.0%               96.7%              0.3%
     Annualized realized rent per occupied sq.ft.(3)...         $11.71              $10.93              7.1%

------------------

(1)Rental  income  does not  include  the  effect of  straight-line  accounting.

(2)Gross margin is computed by dividing property net operating income by rental income.

(3)Realized rent per square foot represents the actual revenues earned per occupied square foot.

                           Total Portfolio Statistics
                           --------------------------

                                                                     Three Months Ended
                                                                        December 31,
                                                            ------------------------------------
                                                                  2000                1999             Change
                                                            ------------------ -----------------   --------------
  Rental income (1)....................................      $  36,653,000       $  31,920,000          14.8%
  Cost of operations...................................          9,858,000           8,940,000          10.3%
                                                            ------------------ -----------------   --------------
  Net operating income.................................      $  26,795,000       $  22,980,000          16.6%
                                                            ================== =================   ==============

  Gross margin (2).....................................           73.1%               72.0%              1.1%

  Weighted average for period:
  ----------------------------
      Square footage (3)...............................         12,154,000          11,860,000           2.5%
      Occupancy........................................           97.0%               96.3%              0.7%
      Annualized realized rent per occupied sq. ft.(4).          $12.44              $11.18             11.3%

  ..............................................................................................................
                                                                        Years Ended
                                                                        December 31,
                                                            ------------------------------------
                                                                  2000                1999             Change
                                                            ------------------ -----------------   --------------
  Rental income (1)....................................      $ 141,967,000       $ 121,920,000          16.4%
  Cost of operations...................................         39,290,000          34,891,000          12.6%
                                                            ------------------ -----------------   --------------
  Net operating income.................................      $ 102,677,000       $  87,029,000          18.0%
                                                            ================== =================   ==============

  Gross margin (2).....................................          72.3%               71.4%              0.9%

  Weighted average for period:
  ----------------------------
      Square footage (3)...............................        12,296,000          11,547,000           6.5%
      Occupancy........................................          96.7%               96.4%              0.3%
      Annualized realized rent per occupied sq. ft.(4)           $11.94              $10.95             9.0%

------------------

(1) Rental income does not include the effect of straight-line accounting.

(2) Gross margin is computed by dividing property net operating income by rental income.

(3) Square footage excludes new developments in lease-up phase.

(4) Realized rent per square foot represents the actual revenues earned per occupied square foot.

Financial Condition
-------------------

The Company continued to maintain financial strength and flexibility. The following are the Company's key financial ratios with respect to its leverage for the three months ended December 31, 2000.

 Ratio of FFO to fixed charges (1)................................   41.1x
 Ratio of FFO to fixed charges and preferred distributions (2)....   5.25x

 Debt and  preferred  equity  to  total  market  capitalization
(based on the common stock price of $27.80 at December 31, 2000)..     22%
 Available under line of credit at December 31, 2000.............. $100 million

------------------

(1) Fixed charges include interest expense of $235,000 and capitalized interest of $419,000.

(2) Preferred distributions include amounts paid to preferred shareholders of $1,272,000 and preferred unitholders in the operating partnership of $3,187,000.


Property Acquisitions and Dispositions
--------------------------------------

The Company continues to build its presence in existing markets by acquiring high quality facilities in those markets. The Company targets properties with below market rents which offer the Company the ability to achieve economies of scale resulting in more efficient operations.

During the fourth quarter of 2000, the Company expanded its presence in Southern California and Virginia. The Company acquired fourteen single-tenant industrial buildings totaling 294,000 square feet in the City of Industry submarket of Los Angeles, California for approximately $14.4 million and 210,000 square feet of multi-tenant flex buildings in the Alexandria submarket of Fairfax County, Virginia for approximately $19.2 million.

During the year ended December 31, 2000, the Company added approximately 842,000 square feet to its portfolio for an aggregate cost of approximately $82.3 million. The Company acquired 178,000 square feet in Northern California for $23.3 million, 454,000 square feet in Southern California for $39.8 million and 210,000 square feet in Northern Virginia for $19.2 million.

Certain properties that were identified as not meeting the Company's ongoing investment strategy were designated for sale in 2000. The Company sold five properties aggregating 627,000 square feet for approximately $23.5 million during the year ended December 31, 2000 at a gain of $256,000.

Development
-----------

The Company continued to develop office and flex properties that are located within or adjacent to existing parks. The properties are being developed using the expertise of local development companies. The Company is currently developing approximately 335,000 square feet of flex and office buildings in Northern Virginia, Dallas, Texas and Beaverton, Oregon at an aggregate cost of approximately $37 million. As of December 31, 2000, $20.6 million of these development costs had been incurred. Interest expense of $419,000 and $1,415,000 for the three months and year ended December 31, 2000, respectively, was capitalized as part of building costs associated with these properties and completed developments.

During the fourth quarter of 2000, the Company completed the shell on two flex space developments, including a 141,000 square foot development in the Chantilly submarket of Northern Virginia and a 100,000 square foot development in the Las Colinas submarket of Dallas, Texas. Leasing activity at both developments is strong and 50% of the Chantilly development has been leased. The 94,000 square foot development in the Beaverton submarket of Portland, Oregon is expected to be shell complete in the second quarter of 2001. This development is 25% pre-leased to an existing tenant in the park.

Interest in Pacific Gulf Properties ("PAG")
-------------------------------------------

At December 31, 2000, the Company owned approximately one million shares of PAG common stock. PAG is currently in the process of liquidating its assets. On December 15, 2000 the Company received an initial cash distribution from PAG of approximately $21.8 million and recognized a gain of approximately $7.8 million. The remaining investment is reflected on the balance sheet at $6.1 million reflecting the fair market value of the stock at December 31, 2000. The gain is reflected in net income but has been excluded from FFO.

Stock Repurchase Program
------------------------

The Company's Board of Directors has authorized the repurchase from time to time of up to 1,600,000 shares of the Company's common stock on the open market or in privately negotiated transactions. The Company has repurchased a total of 722,600 shares of common stock and 30,484 common units in its operating partnership at an aggregate cost of approximately $17.4 million through January 31, 2001.

Business Services
-----------------

The Business Services Division was formed during the year to focus on providing enhanced value and service to the Company's customers. The following programs will be rolled out to the tenant base in 2001:

   o Through a new subsidiary, Tenant Advantage, alliances were created with Office Depot, Global Crossing, IBM, Airborne Express, ADP, Brook Furniture Rental and Gourmet Coffee Service whereby customers of PS Business Parks can purchase business products and services directly from these companies at preferred pricing. One goal of Tenant Advantage in 2001 is to increase the number of quality alliance partners in order to expand the product and service offerings at the Company's parks.

   o Telecommunications Agreements were signed with Winstar Wireless, Teligent Communications, Qwest Interprise America and Global Crossing in order to provide customers with high speed internet access and other telecommunications services. Other agreements are currently under negotiation.

During the three months and year ending December 31, 2000, Business Services generated a net loss of $46,000 and net income of $161,000, respectively. The Business Service Division's operations are not expected to have a material impact on the Company's operating results in 2001.

Management Changes
------------------

The Company has recently expanded the senior ranks of its operating group with the hiring of Angelique Benschneider as Divisional officer for its Midwest Division (primarily Texas). Ms. Benschneider joins the Company with a background of fourteen years in the commercial real estate business including property management, asset management, leasing, acquisitions and dispositions.

Financial Outlook
-----------------

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

Management has reviewed the First Call mean FFO estimate for 2001 of $3.05 per share and believes that it is a reasonable estimate at this time. There can be no assurance however that this projection will in fact be accurate. PSB does not intend to publish all revisions to management's projections of future operating results. Factors that might cause PSB's actual performance to differ from this projection include those listed below under "Forward-Looking Statements."

Company Information
--------------------

PSB is a self-advised and self-managed equity real estate investment trust specializing in the ownership, management, acquisition, development and redevelopment of business parks containing principally office "flex" space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse under one roof). As of December 31, 2000, PSB had interests in 140 commercial properties (approximately 12.6 million net rentable square feet) with approximately 3,500 customers located in 9 states, concentrated primarily in California (5,043,000 sq. ft.), Texas (2,881,000 sq. ft.), Oregon (1,191,000 sq. ft.), Virginia (1,822,000 sq. ft.) and Maryland (866,000 sq. ft.).

Forward-Looking Statements
--------------------------

When used within this press release, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company's facilities, the Company's ability to evaluate, finance, and integrate acquired and developed properties into the Company's existing operations; the Company's ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the impact of general economic conditions upon rental rates and occupancy levels at the Company's facilities; the availability of permanent capital at attractive rates and the outlook and actions of Rating Agencies.

Additional information about PS Business Parks, Inc. including more financial analysis of the fourth quarter's operating results is available on the Internet. The Company's web site is www.psbusinessparks.com.
                          -----------------------

A conference call is scheduled for Tuesday, February 20, 2001 at 8:00 a.m. (PST) to discuss these results and the outlook for 2001. The toll free number is 1-877-601-3552 and the passcode is "PS PARKS." An instant replay of the conference call will be available through February 27, 2001 at 1-800-337-5635.

Additional financial data attached.

                             PS BUSINESS PARKS, INC.
                             Selected Financial Data



                                                                           At December 31, 2000      At December 31, 1999
                                                                          ------------------------  ----------------------
Balance Sheet Data:

    Cash and cash equivalents.........................................       $    49,295,000           $    74,220,000
    Land held for development.........................................       $     4,574,000           $     2,067,000
    Construction in progress..........................................       $    20,630,000           $     6,549,000
    Properties held for disposition, net..............................       $             -           $    14,235,000
    Real estate facilities, before accumulated depreciation...........       $   923,348,000           $   830,401,000
    Total assets......................................................       $   930,756,000           $   903,741,000
    Total debt........................................................       $    30,971,000           $    37,066,000
    Minority interest - common units..................................       $   161,728,000           $   157,199,000
    Minority interest - preferred units...............................       $   144,750,000           $   132,750,000
    Perpetual preferred stock.........................................       $    55,000,000           $    55,000,000
    Common shareholders' equity.......................................       $   509,343,000           $   500,531,000

    Total common shares outstanding at period end.....................            23,045,000                23,645,000
                                                                          ========================  ======================
    Total common shares outstanding at period end, assuming conversion
      of all Operating Partnership units into common stock............            30,380,000                31,089,000
                                                                          ========================  ======================

                             PS BUSINESS PARKS, INC.
                             Selected Financial Data



                                                          For the Three Months Ended             For the Years Ended
                                                                 December 31,                       December 31,
                                                      ---------------------------------- -----------------------------------
                                                             2000             1999              2000             1999
                                                      ----------------- ---------------- ----------------- -----------------
Revenues:
  Rental income.....................................   $   36,906,000    $   32,783,000   $  144,171,000    $  125,327,000
  Facility management fees from affiliates..........          198,000           120,000          581,000           471,000
  Business services.................................          156,000                 -          505,000                 -
  Interest income...................................        1,030,000         1,511,000        4,076,000         2,356,000
  Dividend income...................................            4,000           419,000        1,301,000           459,000
                                                      ----------------- ---------------- ----------------- -----------------
                                                           38,294,000        34,833,000      150,634,000       128,613,000
                                                      ----------------- ---------------- ----------------- -----------------
Expenses:
  Cost of operations................................        9,858,000         8,940,000       39,290,000        34,891,000
  Cost of facility management.......................           34,000            24,000          111,000            94,000
  Cost of business services.........................          202,000                 -          344,000                 -
  Depreciation and amortization.....................        8,914,000         8,121,000       35,637,000        29,762,000
  General and administrative........................        1,095,000           814,000        3,954,000         3,153,000
  Interest expense..................................          235,000           495,000        1,481,000         3,153,000
                                                      ----------------- ---------------- ----------------- -----------------
                                                           20,338,000        18,394,000       80,817,000        71,053,000
                                                      ----------------- ---------------- ----------------- -----------------

Income before disposition of real estate, minority
  interest and extraordinary item..................        17,956,000        16,439,000       69,817,000        57,560,000
  Gain on investment in PAG.........................        7,849,000                 -        7,849,000                 -
  Gain on disposition of properties.................                -                 -          256,000                 -
                                                      ----------------- ---------------- ----------------- -----------------
Income before minority interest and extraordinary          25,805,000        16,439,000       77,922,000        57,560,000
  item..............................................
  Minority interest in income - preferred units.....       (3,187,000)       (2,920,000)     (12,185,000)       (4,156,000)
  Minority interest in income - common units........       (5,163,000)       (2,421,000)     (14,556,000)      (11,954,000)
                                                      ----------------- ---------------- ----------------- -----------------
Income before extraordinary item....................       17,455,000        11,098,000       51,181,000        41,450,000

  Extraordinary loss on early extinguishment of
  debt, net of minority interest....................                -          (195,000)               -          (195,000)
                                                      ----------------- ---------------- ----------------- -----------------
Net income..........................................   $   17,455,000    $   10,903,000   $   51,181,000    $   41,255,000
                                                      ================= ================ ================= =================

Net income allocation:
   Allocable to preferred shareholders..............   $    1,272,000    $    1,272,000   $    5,088,000    $    3,406,000
   Allocable to common shareholders.................       16,183,000         9,631,000       46,093,000        37,849,000
                                                      ----------------- ---------------- ----------------- -----------------
                                                       $   17,455,000    $   10,903,000   $   51,181,000    $   41,255,000
                                                      ================= ================ ================= =================

Net income per common share - diluted:                 $         0.70    $         0.41   $         1.97    $         1.60
                                                      ================= ================ ================= =================

Weighted average common shares  outstanding-diluted:       23,196,000        23,704,000   $   23,365,000        23,709,000
                                                      ================= ================ ================= =================


                             PS BUSINESS PARKS, INC.
                  Computation of Funds from Operations ("FFO")
                                   (Unaudited)


                                                                  Three Months Ended                     Years Ended
                                                                     December 31,                       December 31,
                                                            --------------------------------   ------------------------------
                                                                 2000             1999              2000             1999
                                                            ---------------- ---------------   -------------- ---------------
Net income allocable to common shareholders............      $16,183,000      $ 9,631,000       $46,093,000     $ 37,849,000
    Less: Gain on investment in PAG....................       (7,849,000)               -        (7,849,000)               -
    Less: Gain on disposition of properties............                -                -          (256,000)               -
    Less: Extraordinary item, net of minority interest.               -          195,000                 -          195,000
    Depreciation and amortization......................        8,914,000        8,121,000        35,637,000       29,762,000
    Minority interest in income - common units.........        5,163,000        2,421,000        14,556,000       11,954,000
    Less:  Straight line rent adjustment...............         (253,000)        (863,000)       (2,204,000)      (3,407,000)
                                                            ---------------- ---------------   -------------- ---------------
Consolidated FFO allocable to common shareholders......      $22,158,000      $19,505,000       $85,977,000     $ 76,353,000
                                                            ================ ===============   ============== ===============
Computation of Diluted FFO per Common Share (1):
------------------------------------------------
Consolidated FFO allocable to common shareholders......      $22,158,000      $19,505,000       $85,977,000     $ 76,353,000
                                                            ================ ===============   ============== ===============
     Weighted average common shares outstanding........       23,073,000       23,645,000        23,284,000       23,641,000
     Weighted average common OP units outstanding......        7,336,000        7,443,000         7,363,000        7,428,000
     Dilutive effect of stock options..................          123,000           59,000            81,000           68,000
                                                            ---------------- ---------------   -------------- ---------------
Weighted  average  common  shares  and   OP  units  for
  purposes  of  computing  fully-diluted FFO per common
  share................................................       30,532,000       31,147,000        30,728,000       31,137,000
                                                            ================ ===============   ============== ===============
Fully diluted FFO per common share ....................      $      0.73      $      0.63       $      2.80      $      2.45
                                                            ================ ===============   ============== ===============

Computation of Funds Available for Distribution  ("FAD")
     (2)

Consolidated FFO allocable to common shareholders......      $22,158,000      $19,505,000       $85,977,000      $76,353,000
                                                            ================ ===============   ============== ===============
Less capitalized expenditures:
     Maintenance capital expenditures..................         (927,000)      (1,758,000)       (3,228,000)      (3,911,000)
     Tenant improvements...............................       (2,206,000)      (1,698,000)       (5,264,000)      (5,555,000)
     Capitalized lease commissions.....................       (1,036,000)        (734,000)       (3,275,000)      (2,213,000)
                                                            ---------------- ---------------   -------------- ---------------
Total capitalized expenditures.........................       (4,169,000)      (4,190,000)      (11,767,000)     (11,679,000)
                                                            ---------------- ---------------   -------------- ---------------

FAD....................................................      $17,989,000      $15,315,000       $74,210,000      $64,674,000
                                                            ================ ===============   ============== ===============
FAD per common share/OP unit...........................      $      0.59      $      0.49       $      2.42      $      2.08
                                                            ================ ===============   ============== ===============

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(1)  Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt. The Company excludes straight line rent
     adjustments   and  gains  on  disposition  of  real  estate  and  gains  on liquidating distributions to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO.

(2)  Funds available for distribution ("FAD") is computed by deducting recurring
     capital   expenditures,   tenant   improvements  and  capitalized   leasing
     commissions from FFO.